Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Chad Therapeutics, Inc.:
We consent to the incorporation by reference in the registration statement (No. 33-93734) on Form S-8 of Chad Therapeutics, Inc. (the Company) of our report dated May 5, 2006 with respect to the balance sheet of the Company as of March 31, 2006, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2006, which report appears in the March 31, 2007 annual report on Form 10-K of the Company.
/s/ KPMG LLP
Los Angeles, California
June 25, 2007